Contacts:
Justin Renz	Gina Nugent
Senior Vice President, CFO	IRO
Zalicus Inc.	Zalicus Inc.
617-301-7575	857-753-6562
JRenz@zalicus.com	gnugent@zalicus.com

ZALICUS REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2011

CAMBRIDGE, Mass. – May 4, 2011 – Zalicus Inc. (NASDAQ: ZLCS) today reported financial results for the first quarter ended March 31, 2011.

“We are actively moving our pain and inflammation-focused portfolio forward during 2011,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “We plan to initiate a Phase 2b clinical trial of Synavive™ for rheumatoid arthritis in the second quarter, and we identified promising Ion channel leads to move into clinical development for pain in the second half of the year.”

First Quarter 2011 and Recent Accomplishments:

·	The Synavive composition-of-matter patent was issued by the U.S. patent and trademark office. This patent, along with the existing issued method of use patent, fortifies the Synavive patent estate, which includes patents and patent applications providing coverage of Synavive until 2028. Zalicus is planning to initiate a Phase 2b clinical trial of Synavive for rheumatoid arthritis (RA), the SYNERGY trial, in the second quarter of 2011.

·	Z160 (formerly NMED-160), a novel oral N-type calcium channel blocker, has been reformulated to address previous solubility and bioavailability issues and is being advanced toward a Phase 1 clinical start by the end of this year. A previous formulation of Z160 has been studied in clinical trials of over 200 subjects and was well tolerated.

·	Z944, a novel oral T-type calcium channel blocker, has been advanced into IND-enabling toxicology studies with a goal of initiating Phase 1 clinical development in 2011.

·	Preclinical data for Z212, a novel oral sodium channel blocker with the potential to reduce neuropathic pain, has been published in the journal PAIN. The paper, which can be found on the Zalicus website, describes the activity of Z212 to modulate Nav1.7 and Nav1.8 sodium channels by targeting the hyper-excitability associated with chronic pain signaling pathways. Z212 is the first of multiple preclinical oral sodium channel blockers that we are evaluating for potential clinical development.

First Quarter 2011 Financial Results (Unaudited):

As of March 31, 2011, Zalicus had cash, cash equivalents, restricted cash and short-term investments of $52.8 million compared to $46.5 million on December 31, 2010. During the three months ended March 31, 2011, Zalicus sold an aggregate of 7,136,200 shares of common stock under an equity distribution agreement with Wedbush Securities Inc., resulting in net proceeds to Zalicus of approximately $15.1 million after deducting commissions and expenses to establish the agreement. Zalicus settled the final sales of its common stock under the equity distribution agreement in early April 2011, by issuing an aggregate of 1,748,600 shares of common stock, for net proceeds to Zalicus in April 2011 of $4.1 million.

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

For the quarter ended March 31, 2011, revenue was $1.3 million compared to $41.3 million for the quarter ended March 31, 2010. This decrease was primarily due to a $40.0 million milestone payment from our commercial partner, Covidien, following the FDA approval of Exalgo™ on March 1, 2010. Zalicus recognized $0.35 million in royalty revenue from Covidien based on Exalgo sales for the quarter ended March 31, 2011. Exalgo royalties this quarter, the fourth quarter since its launch in April 2010, were impacted by multiple Covidien rebate programs associated with initial inventory shipments. Covidien continues to gain access throughout the market to multiple channels furthering their ability to grow Exalgo sales in the future.

For the quarter ended March 31, 2011, net loss was $10.7 million, or $0.12 per share, compared to a net loss of $3.1 million, or $0.05 per share, in the quarter ended March 31, 2010. Research and development expenses were $7.8 million in the quarter ended March 31, 2011 compared to $7.4 million in the quarter ended March 31, 2010. The increase from the 2010 period to the 2011 period was primarily due to increased preclinical, formulation and external clinical program expenses. We expect our research and development expense for the year ended December 31, 2011 to increase as we plan to advance Synavive into a Phase 2b clinical trial and advance one or more Ion channel product candidates into Phase 1 clinical trials.

General and administrative expenses were $2.7 million in the quarter ended March 31, 2011 compared to $3.9 million in the quarter ended March 31, 2010. The decrease was due primarily to decreases in salary and benefits, stock compensation and consulting expenses following the completion of the merger with Neuromed. We expect our general and administrative expenses for the year ended December 31, 2011 to be consistent with 2010.

About Zalicus

Zalicus Inc. (NASDAQ: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus applies its selective Ion channel modulation platform and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, the product Exalgo™ and its ability to generate future royalty revenue for Zalicus, the product candidate Synavive and its patent coverage, the Zalicus selective Ion channel modulation platform and related product candidates, its combination drug discovery technology, cHTS, its collaborations, Zalicus’s plans to enter into additional funded discovery collaborations relating to its technology platforms, and Zalicus’s financial condition, results of operations, cash position and business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the sale and marketing of Exalgo by Covidien, risks related to the development and regulatory approval of Zalicus’s product candidates, including Synavive, Z160 and Z944, the unproven nature of the Zalicus drug discovery technologies, the ability of the Company or its collaboration partners to initiate and successfully complete clinical trials of its product candidates, the Company's ability to enter into collaboration agreements or obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

Zalicus’s annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views, and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

(c) 2011 Zalicus Inc. All rights reserved.

-End-

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

Zalicus Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three months ended March 31

	2011	2010

Revenue:
Collaborations	$1,092	$41,065
Government contracts and grants	179	265

Total revenue	1,271	41,330

Operating expenses:
Research and development	7,817	7,381
General and administrative	2,744	3,862
Amortization of intangible asset	1,285	4,684

Total operating expenses	11,846	15,927

(Loss) income from operations	(10,575)	25,403
Interest income	36	7
Interest expense	(105)	—
Loss on revaluation of contingent consideration	—	(29,286)
Other expense	(67)	(142)

Net loss before provision for income taxes	(10,711)	(4,018)
Income tax benefit	—	910

Net loss	$(10,711)	$(3,108)

Net loss per share—basic and diluted	$(0.12)	$(0.05)

Weighted average number of common shares used in net loss per share calculation –
basic and diluted	91,973,419	63,310,675

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

Zalicus Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)
	March 31,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$14,677	$2,820
Restricted cash	650	650
Short-term investments	36,224	41,799
Accounts receivable	1,478	1,605
Prepaid expenses and other current assets	2,133	965

Total current assets	55,162	47,839
Property and equipment, net	6,500	6,898
Intangible asset, net	25,402	26,687
Restricted cash and other assets	1,250	1,245

Total assets	$88,314	$82,669

Liabilities and stockholders’ equity
Current liabilities:
Current portion of term loan payable	$502	$273
Accounts payable	1,758	1,840
Accrued expenses	3,942	4,269
Deferred revenue	2,595	2,370
Current portion of lease incentive obligation	284	284

Total current liabilities	9,081	9,036
Term loan payable, net of current portion	2,317	2,523
Deferred revenue, net of current portion	3,917	3,667
Deferred rent, net of current portion	716	743
Lease incentive obligation, net of current portion	1,371	1,442
Other long-term liabilities	2,354	2,261

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and
outstanding	—	—
Common stock, $0.001 par value; 200,000 shares authorized; 97,013 and 89,113 shares
issued and outstanding at March 31, 2011 and December 31, 2010, respectively	97	89
Additional paid-in capital	333,831	317,581
Accumulated other comprehensive loss	(6)	(20)
Accumulated deficit	(265,364)	(254,653)

Stockholders’ equity	68,558	62,997

Total liabilities and stockholders’ equity	$88,314	$82,669

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com